Exhibit 2.3

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THE SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Second Amendment”) is made and entered into as of the 10th day of January 2023, by and among Bridgetown Mushrooms, LLC, an Oregon limited liability company (the “Seller”), GrowLife, Inc., a Delaware corporation (the “Purchaser”), and Trevor Huebert (the “Executive”). Seller, Purchaser, and Executive are sometimes hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Seller and Purchaser entered into that certain Asset Purchase Agreement dated as of June 1, 2022. Which was subsequently amended pursuant to the First Amendment to Asset Purchase Agreement dated as of November 14, 2022 (collectively, the “Agreement”), pursuant to which Seller agreed to sell and Purchaser agreed to purchase certain assets, properties, rights and interests relating to the Business (as defined in the Agreement) which assets, properties, rights and interests are more particularly described in the Agreement, on all of the terms and conditions set forth therein.

WHEREAS, Seller and Purchaser desire to amend the Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises, terms and conditions contained herein and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

A.         Defined Terms and Recitals. Except as otherwise defined, all capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. Seller and Purchaser hereby agree that the recitals set forth hereinabove are true and correct and incorporated into this First Amendment.

B.         Amendments to Agreement. The Parties agree that from and after the date of this First Amendment, the Agreement shall be amended as follows:

1.         Section 2.5(a) of the Agreement (Purchase Price) shall be restated in entirety as follows:

“The purchase price (the “Purchase Price”) for the Assets shall be the following:

(i)	$157,000 in cash, which has already been paid to Seller;

(ii)	$43,000 in the form of cancellation and forgiveness of the indebtedness owed to Purchaser by Seller under the Secured Promissory Note dated May 19, 2022 (the “Prior Loan”);

(iii)	$138,546 in the form of a promissory note attached hereto as Exhibit E (the “Promissory Note”), which shall be payable in installments of (1) $38,546 on January 31, 2023, (2) $50,000 on February 28, 2023, and (3) $50,000 on March 31, 2023;

(iv)	$340,000 in the form of shares of Purchaser Stock, as calculated using the Purchaser Stock Trading Price as of the Closing Date

(the “Stock Consideration”), of which $240,000 in shares of Purchaser Stock shall be issued to Seller and $100,000 in shares of Purchaser Stock shall be issued to Lindsey Schwartz (“Lender”) on behalf of Seller in satisfaction of certain obligations of Seller to Lender; and

(v)	Assumption by Purchaser of certain of Seller’s debt in the aggregate amount of $161,546.

C.         Exhibit E to the Agreement (Escrow Agreement) shall be replaced with a new Exhibit E, which shall be the form of Promissory Note attached hereto as Exhibit E.

D.         No Further Modification. Except as set forth herein, the Agreement remains unmodified and in full force and effect. In the event of any inconsistency between the provisions of the Agreement and this First Amendment, the terms of this First Amendment shall control.

E.         Governing Law. This First Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Washington.

F.         Reaffirmation of Agreement. This First Amendment shall be deemed a part of the Agreement for all purposes, and the Agreement remains in full force and effect in accordance with its terms and as modified herein.

G.         Counterparts and Facsimile. This First Amendment may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. This First Amendment may be signed and transmitted electronically (including, without limitation, via DocuSign); the signature of any person on an electronically transmitted or electronically signed copy shall be considered an original signature; and the electronically signed and/or transmitted copy shall have the same binding effect as a manually signed and transmitted document.

H.         Successors and Assigns. This First Amendment, and the assumptions, releases and indemnities set forth herein, shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns and any future owners of the Property.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed as of the day and year first written above.

GROWLIFE, INC.

By:       /s/ Dave Dohrmann

Name: Dave Dohrmann

Title: President

BRIDGETOWN MUSHROOMS, LLC

By:       /s/ Trevor Huebert

Name: Trevor Huebert

Title: Managing Member

EXECUTIVE

/s/ Trevor Huebert

Trevor Huebert

AMENDED AND RESTATED PROMISSORY NOTE

Principal Amount: $138,546	January 11, 2023

WHEREAS, GrowLife, Inc., a Delaware corporation (the “Obligor”), Bridgetown Mushrooms, LLC, an Oregon limited liability company, (the “Creditor”) are parties to the Asset Purchase Agreement, dated June 1, 2022, as amended by the First Amendment to Asset Purchase Agreement, dated November 14, 2022, and by the Second Amendment to Asset Purchase Agreement, dated January 11, 2023 (collectively, the “Purchase Agreement”), wherein the Obligor purchased certain business assets from the Creditor; and

WHEREAS, in connection with the Purchase Agreement, Obligor hereby promises to pay to the Creditor the principal amount of this Promissory Note as set forth above (the “Principal”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Purchase Agreement.

A.         Interest and Payments.

1.         Interest. The Principal will bear interest at the rate of eight percent (8.00%) per annum ("Interest Rate"). Interest will be calculated on a basis of a thirty (30) day month and three hundred sixty (360) day year.

2.         Schedule of Payments. Principal payments will become due and payable which shall be payable in installments of (1) $38,546 on January 31, 2023, (2) $50,000 on February 28, 2023, and (3) $50,000 on March 31, 2023, together with accrued and unpaid interest thereon will be due and payable (“Maturity Date”). A sample amortization schedule reflecting the calculation of payments of Principal and interest payable thereon is attached hereto as Exhibit A.

3.         Voluntary Payments. Obligor shall have the right at any time and from time to time, upon notice to the Creditor, to prepay, in whole or in part and without any premium or penalty, the Principal and accrued interest hereunder. Partial prepayments shall be applied first to the accrued and outstanding interest then due and payable.

4.         Form of Payment. Principal and interest due hereunder to be paid in lawful money of the United States of America in federal or other immediately available funds.

B.         Security Interest. To secure the obligations of the Borrower under this Note, the Obligor and the Creditor shall enter into a pledge and security agreement of even date herewith, substantially in the form attached as Exhibit B (the “Security Agreement”) pursuant to which the Obligor shall grant and convey to the Creditor a first priority security interest in all of the property set forth in Exhibit C attached hereto (the “Collateral”) to secure the payment of the Principal this Note.

C.         Events of Default.

1.         Definition of Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

(a)        Obligor's breach of the obligation to pay the principal or the interest under the Note within thirty (30) business days after the date that it is due and payable;

(b)        Any material portion of the Purchased Assets is attached, seized, levied on, or comes into possession of a trustee or receiver to secure debt of the Obligor (other than pursuant to this Note), and the attachment, seizure or levy is not removed in sixty (60) days; and

(c)        Obligor (A) has an order for relief entered against it under the federal Bankruptcy Code or similar bankruptcy or insolvency law and such order is not dismissed within sixty (60) days, (B) makes an assignment for the benefit of creditors, (C) applies for or seeks the appointment a receiver, liquidator, assignee, trustee or other similar official for it or of any substantial part of its property or any such official is appointed, other than upon Company's request, and such unrequested appointment continues for sixty (60) days, or (D) institutes proceedings seeking an order for relief under the federal Bankruptcy Code or similar bankruptcy or insolvency law or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or any of its debts under other applicable federal or state law relating to creditor rights and remedies, or any such proceeding is filed against it, other than upon Obligor's request, and such unrequested proceeding continues undismissed or unstayed for sixty (60) days.

2.         Remedies on Event of Default.

(a)        During the continuance of an Event of Default, Creditor shall have all rights available to it under this Note, the Security Agreement, the Uniform Commercial Code and other applicable law.

(b)        All of Creditor's rights and remedies with respect to the Collateral, whether established hereby or by any other agreements, instruments or documents or by law, shall be cumulative and may be exercised singly or concurrently.

D.         Other Provisions.

1.         Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to conflicts of law principles.

2.         Venue. With respect to any disputes arising out of or related to this Note, Obligor and Creditor consent to the exclusive jurisdiction of, and venue in, the state courts in the King County, Washington (or in the event of exclusive federal jurisdiction, the courts of the Western District of Washington).

3.         Enforcement Costs. Obligor shall reimburse Creditor for the reasonable attorneys' fees and expenses that it incurs in enforcing its rights under this Note in any legal proceedings.

4.         Notices. All notices and other communications shall be governed by Section 10.1 of the Purchase Agreement.

5.         Severability. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is prohibited by or invalid under applicable law, it shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Note.

6.         Amendment Provisions. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Obligor and Creditor.

7.         Restatement of Prior Note. This Note amends, restates, replaces and supersedes in its entirety that certain Promissory Note Secured by Deed of Trust in the original principal amount of three hundred thousand dollars ($300,000.00), executed by Obligor in favor of Creditor dated as of January 1, 2023 (“Prior Note”). In the event of any inconsistency between the terms and conditions of this Note, on the one hand, and the Prior Note, on the other hand, then the terms and conditions of this Note shall control. Upon receipt of this Note, Creditor agrees to promptly return to Obligor or destroy any copy of the Prior Note that is in Creditor’s possession.

8.         Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, Obligor and Creditor and their respective successors and assigns; provided, however, that Obligor's rights and obligations shall not be assigned or delegated without Creditor's prior written consent, given in its sole discretion.

[Signature Pages Follow]

IN WITNESS WHEREOF, Obligor has executed and delivered this Note as of the date first written above.

GROWLIFE, INC.

By:       /s/ Dave Dohrmann

Name: Dave Dohrmann

Title: President

[Signature Page to Promissory Note]

Exhibit A

Payment Schedule

Payment Number	Payment Due Date	Total Payment	Principal Payment	Interest Payment	Accrued Interest	Remaining Balance
1	January 31, 2023	$38,546.00	$38,546.00	$0.00	$923.64	$100,923.64
2	February 28, 2023	$50,000.00	$50,000.00	$0.00	$672.82	$51,596.46
3	March 31, 2023	$51,940.44	$50,000.00	$1,940.44	$343.98	$0.00

Exhibit B

Security Agreement

(attached)

Exhibit C

Collateral

(attached)

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this “Agreement”) is entered into as of this 11th day of January, 2023 (the “Effective Date”) among Bridgetown Mushrooms LLC, an Oregon limited liability company (the “Secured Party”) and GrowLife, Inc., a Delaware corporation (the “Pledgor”).

RECITALS

A.         Pledgor and Secured Party are parties to that certain Asset Purchase Agreement, dated June 1, 2022, as amended by the First Amendment to the Asset Purchase Agreement, dated November 14, 2022, and by the Second Amendment to Asset Purchase Agreement, dated January 11, 2023 (the “Purchase Agreement”), pursuant to which Pledgor acquired substantially all of the assets of Secured Party upon the terms and subject to conditions set forth therein (the “Acquisition”);

B.         Pursuant to the Purchase Agreement, Pledgor issued to Secured Party a promissory note in the principal amount of $138,546, date January 11, 2023 (the “Note”), and

C.         Pursuant to the terms of the Note, the parties are entering into this Agreement, pursuant to which Pledgor shall pledge and grant to Secured Party a first priority security interest in the Pledged Collateral after the Maturity Date (as described and defined below and in the Note).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Definitions and Interpretation. Unless otherwise defined herein, all other capitalized terms used herein shall have the respective meanings given to those terms in the Note and in Article 8 or 9 of the Uniform Commercial Code from time to time in effect of the State of Oregon, applicable to Pledgor (the “UCC”), provided, however, that if by reason of mandatory provisions of law, any or all attachment, perfection or priority of Secured Party’s security interest in any item or portion of the Pledged Collateral is governed by the UCC as in effect in a jurisdiction other than the State of Oregon, the term “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such enforcement.

2.         The Pledge. To secure Pledgor’s Obligations (as defined below), Pledgor pledges and assigns to Secured Party, and grants to Secured Party a continuing first priority security interest in and all of Pledgor’s rights, title and interest, whether now existing or hereafter arising, in the property set forth in Exhibit C of the Note (the “Pledged Collateral”). Pledgor’s obligations secured by this Agreement (the “Obligations”) shall mean and include all loans, advances, indebtedness, liability, and obligations, owed by Pledgor to Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Note, or any other agreement or instrument between Pledgor and Secured Party, including without limitation, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Pledgor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding and whether Pledgor be bound alone or with another or others.

3.         Pledgor’s Representations and Warranties. Pledgor hereby represents and warrants as follows:

(a)        Authorization. No approval, consent, authorization of, filing registration or qualification with, or other action by, Pledgor or any other Person or Governmental Authority is or will be necessary to permit the valid execution, delivery and performance of this Agreement by Pledgor and the consummation of the transactions or creation of the Pledged Collateral and granting the first priority security interest contemplated hereby other than the delivery of certificates or instruments representing the Pledged Collateral to Secured Party and the filing of appropriate UCC financing statements and compliance with securities laws in respect of any sale of the Pledged Collateral, as applicable. As used in this Agreement, the term “Governmental Authority” shall mean any national, foreign, or local judicial, legislative, executive, administrative or regulatory body or authority, and the term “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental Authority or any other legal entity.

(b)        No Conflicts. The execution, delivery and performance by Pledgor of this Agreement and the consummation of the transactions contemplated hereby and the creation and granting of the security interests and Pledged Collateral to Secured Party contemplated hereby do not and will not (1) conflict with or violate any provision of any applicable law, statute, rule, regulation, ordinance, license or tariff or any judgment, decree or order of any court or other Governmental Authority binding on or applicable to Pledgor or any of its properties or assets or Pledgor; (2) conflict with, result in a breach of, constitute a default of or an event of default under, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, require any consent not obtained under, or result in or require the acceleration of any indebtedness pursuant to, any indenture, agreement or other instrument to which Pledgor is a party or by which he or it or they, or any of its or their properties or assets are bound or subject; (3) conflict with or violate any provision of the articles of organization, operating agreement or any other member’s agreements or organizational documents of Pledgor or any agreement or other obligation by either Pledgor; or (4) result in the creation or imposition of any lien of any nature whatsoever upon any of the properties or assets of Pledgor.

(c)        Pledged Collateral.

(1)        Pledgor is the sole record and beneficial owner the Pledged Collateral following the Acquisition. The Pledged Collateral (and will be to the extent such are acquired after the date hereof), free and clear of any and all liens, pledges, encumbrances, or charges, and Pledgor has not optioned or otherwise agreed to sell, hypothecate, pledge, or otherwise encumber or dispose of the Pledged Collateral. The obligations of Pledgor hereunder are not subordinated in any way to any other obligations of Pledgor. Except for this Agreement, the Note, and the Purchase Agreement, Pledgor is not a party to or bound by any agreement, document or instrument that otherwise relates to the Pledged Collateral.

(2)        The pledge of the Pledged Collateral creates a valid security interest in the Pledged Collateral, which security interest, upon Secured Party taking possession of the Pledged Collateral will be a perfected first priority security interest by Pledgor with respect to securing the payment of the Obligations by Pledgor to Secured Party and other obligations hereunder; and

(3)        Pledgor is the sole owner of the Pledged Collateral and has full legal authority and power to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereunder, and Pledgor is under no restriction, limitation or disability that would prevent any of the foregoing.

(d)        Litigation. There is no action, suit, proceeding or investigation pending or threatened (1) against or affecting the Pledged Collateral, Pledgor, this Agreement or the transactions contemplated hereby, or (2) could reasonably be expected to prevent the validity of this Agreement or the right or ability of Pledgor to enter into this Agreement or to consummate the transactions contemplated hereby.

(e)        Truthful Disclosure. The representations and warranties made by Pledgor, or Pledgor in this Agreement do not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements herein misleading and there is no material fact known to Pledgor which Pledgor has not disclosed to Secured Party in writing.

5.         Covenants. So long as the Obligations under the Note and other Loan Documents are outstanding,

(a)        Pledgor shall take all necessary and appropriate actions to ensure that this Agreement and the liens and pledges created hereby are and remain enforceable against Pledgor in accordance with its terms and that Pledgor complies with Pledgor’s obligations hereunder. Pledgor shall not (i) cause or permit to be done, or enter into or make or become a party to any agreement, arrangement or commitment to do or cause to be done, any of the things prohibited by this Agreement or that would breach this Agreement, or (ii) enter into or make or become a party to any agreement, document or instrument or arrangement that conflicts with this Agreement or that would prevent Pledgor from complying herewith and/or performing hereunder.

(b)        Pledgor hereby agree to take or cause to be taken promptly such further actions, obtain such consents and approvals and duly execute and deliver or cause to be executed and delivered such further agreements, assignments, instructions or documents Secured Party may request in its permitted discretion with respect to or in order to fully effectuate the purposes, terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, whether before, at or after the performance and/or consummation of such transactions or the occurrence of any Event of Default, including, without limitation, any of the foregoing necessary or required or requested by Secured Party in its permitted discretion to create, perfect, maintain, preserve, continue, validate or otherwise protect, and from time to time renew, Secured Party's perfected first priority security interest in the Pledged Collateral. Without limiting the foregoing, upon the exercise by Secured Party or agents of any right or remedy which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Pledgor shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Secured Party or any of its affiliate or agents may be required to obtain for such consent, approval, registration, qualification or authorization.

(c)        Pledgor (i) shall (A) maintain at all times the pledge of the Pledged Collateral to Secured Party, for its benefit, and Secured Party's perfected first priority security interest, for its benefit, on the Pledged Collateral; and (B) defend the Pledged Collateral and Secured Party's perfected first priority interest in the Pledged Collateral, for its benefit, thereon and pledge thereof against all claims and demands of all Persons at any time and pay all costs and expenses (including, without limitation, in-house documentation and diligence fees and legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which, at Secured Party’s discretion, may be added to the Obligations, and (ii) shall not sell, lease, transfer, pledge, encumber, restrict, assign or otherwise dispose of any of the Pledged Collateral or any interest therein or create, incur, assume or suffer to exist any lien on the Pledged Collateral or any interest therein.

(d)        Pledgor shall (i) keep materially true, complete, and accurate records with respect to the Pledged Collateral, (ii) not take or permit to be taken any action in connection with the Pledged Collateral or otherwise the effect of which would be or have a material adverse effect on the value of the Pledged Collateral (as determined by Secured Party in its sole discretion).

(e)        Pledgor shall notify Secured Party at least ten (10) days before any change of the state of incorporation, corporate name, federal tax identification number or address of either Pledgor.

(f)        Pledgor shall notify Secured Party in writing (“Secondary Lien Notice”) at least ten (10) days before (A) creating, incurring, or consenting to the creation, incurrence of any lien on the Pledged Collateral, or (B) signing or filing under the UCC of any jurisdiction any financing statement which names the Pledgor as a debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement with respect to the Pledged Collateral. Upon Secured Party’s request, following receipt of such Secondary Lien Notice, Pledgor shall promptly execute and deliver to Secured Party a financing statement with respect to the Pledged Collateral naming Secured Party or its designee as the secured party and Pledgor as the debtor and including any other information as may be required by the UCC and/or as Secured Party may reasonably request in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

6.         Events of Default; Remedies.

(a)        Event of Default. An Event of Default shall be deemed to have occurred under this Agreement upon the occurrence and during the continuance of an Event of Default under the Note, including but not limited to Pledgor’s default in the payment of the Repayment Amount under the Note on the Maturity Date.

(b)        Rights Under the UCC. In addition to all other rights granted hereby, and otherwise by law, Secured Party shall have, with respect to the Pledged Collateral, the rights and obligations of a secured party under the UCC.

(c)        Sale of Pledged Collateral. Pledgor acknowledge and recognize that Secured Party may be unable to effect a sale of all or a part of the Pledged Collateral and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledge that any such private sales may be at prices and on terms less favorable to Secured Party, and agree that so long as such sales are (i) made in good faith, and (ii) conducted at arms-length, such private sales shall be deemed to have been made in a commercially reasonable manner. Notwithstanding, Secured Party shall have the right to cancel the Pledged Collateral in lieu of a sale thereof.

(d)        Notice. In any case where notice of sale is required, five (5) business days’ notice shall be deemed reasonable notice. Secured Party may resort to the Pledged Collateral or any portion thereof with no requirement on the part of Secured Party to proceed first against any other person or property.

8.         Release of the Pledged Collateral. Pursuant to the terms of the Note, this first priority secured interest in the Pledged Collateral will be released upon Pledgor completing all of its Obligations under the Note. However, if any of the Event of Default has occurred, Secured Party reserves the right to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral as set forth in Section 6 of this Agreement and the Note.

9.         Miscellaneous.

(a)        Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours), or the first business day following such delivery (if delivered other than on a business day during normal business hours), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the fifth business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as set forth in the Purchase Agreement.

(b)        Non Waiver. No failure or delay on Secured Party’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)        Amendments and Waivers. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Pledgor and Secured Party. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)        Assignments. This Agreement shall be binding upon and inure to the benefit of Secured Party and its respective successors and assigns; provided, however, that neither Pledgor nor Secured Party may assign any rights and duties hereunder without the prior written consent of Secured Party.

(e)        Cumulative Rights, Etc. The rights, powers and remedies of Secured Party under this Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, the Note or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party’s rights hereunder. Pledgor waives any right to require Secured Party to proceed against any Person or to exhaust any collateral or to pursue any remedy in Secured Party’s power.

(f)        Payments Free of Taxes. All payments made by Pledgor under this Agreement shall be made by Pledgor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions, and withholdings. In addition, Pledgor shall pay upon demand any stamp or other taxes, levies, or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Agreement. Upon request by Secured Party, Pledgor shall furnish evidence satisfactory to Secured Party or such Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies, and charges have been paid.

(g)        Partial Invalidity. If any time any provision of this Agreement is or becomes illegal, invalid, or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(h)        Expenses. Each of Pledgor and Secured Party shall bear its own costs in connection with the preparation, execution, and delivery of, and the exercise of its duties under, this Agreement and the Note. Pledgor shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Secured Party with respect to any amendments or waivers hereof requested by Pledgor or in the enforcement or attempted enforcement of any of the Obligations or in preserving any of Secured Party's rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting this Agreement, the Note or the Obligations or any bankruptcy or similar proceeding involving Pledgor or Secured Party).

(i)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the conflicts of laws principles thereof (except to the extent governed by the UCC). The parties hereby submit to the exclusive jurisdiction of the courts of the state of Washington. By execution and delivery of this Agreement, Pledgor (a) accept the non-exclusive jurisdiction of the aforesaid courts and irrevocably agree to be bound by any judgment rendered thereby, (b) waive personal service of process, (c) agree that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 9(a) hereof, and (d) waive any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens. Nothing shall affect the right of Secured Party to serve process in any manner permitted by law or shall limit the right of Secured Party to bring proceedings against Pledgor in the courts of any other jurisdiction having jurisdiction. Pledgor acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, it shall not move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

(j)        Jury Trial. EACH OF PLEDGOR, DEBTOR AND SECURED PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(k)        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy, .pdf scan or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding, and effective for all purposes.

Remainder of Page Intentionally Omitted; Signature Page to Follow

IN WITNESS WHEREOF, the parties have caused this Pledge and Security Agreement to be executed as of the day and year first above written.

GROWLIFE, INC.

By: /s/ David Dohrmann

Name: David Dohrmann

Title: President

AGREED AND ACKNOWLEDGED

BRIDGETOWN MUSHROOMS, LLC

By: /s/ Trevor Huebert

Name: Trevor Huebert

Title: Managing Member

SCHEDULE A

PLEDGED COLLATERAL

(to be provided by Secured Party)